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                                                                    EXHIBIT 99.3



                                   [Form of]
                                OPTION AGREEMENT
                                ----------------

     THIS OPTION AGREEMENT (this "Agreement") is made and entered into this
day of          , 1997, between Kearns-Tribune Corporation, a Utah corporation
("KT") and The Salt Lake Tribune Publishing Company, LLC, a Utah limited liability company ("SLT").

                             W I T N E S S E T H  :
                             - - - - - - - - - -

     WHEREAS, KT has entered into that certain Agreement and Plan of Reorganization and Merger, dated as of April 18, 1997 (the "Merger Agreement"), with Tele-Communications, Inc., a Delaware corporation ("TCI"), and TCI KT Merger Sub, Inc., a Utah corporation ("TCI Sub"), pursuant to which TCI Sub will merge with and into KT in connection with the acquisition of KT by TCI (the "Merger");

     WHEREAS, KT and SLT have entered into a Management Agreement, dated __________, 1997 (the "Management Agreement"), pursuant to which KT has engaged SLT to manage and operate the Newspapers (as defined in the Management Agreement) owned by KT following the Merger;

     WHEREAS, in connection with the transactions contemplated by the Merger Agreement and as an inducement to SLT to enter into the Management Agreement, KT has agreed to grant SLT an option to purchase certain assets of KT as set forth herein;

     NOW, THEREFORE, in consideration of the payment by SLT to KT of $______________ and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

     1.  Grant of Option.  KT hereby grants to SLT an option (the "Option") to
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purchase all, and not less than all, of the assets listed on Exhibit A hereto
(the "Tribune Assets"), which assets constitute all of the assets used, held for use or usable in connection with the operation and publication of The Salt Lake Tribune.

     2.   Exercise Price.
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     a)   The exercise price for the Option (the "Exercise Price") shall be equal to the Fair Market Value of the Tribune Assets, determined on a going concern or liquidation basis,
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whichever would yield the higher result, as of the last day of the month preceding the month of the Notice Date (as defined in paragraph 4 below). The term "Fair Market Value", when used with reference to the Tribune Assets, shall mean the price at which a willing seller would sell, and a willing buyer (having full knowledge of the facts) would buy, the Tribune Assets in an arms' length auction transaction without time constraints and without being under any compulsion to buy or sell.

     (b) Whenever any determination of the Exercise Price is required to be made pursuant to this Agreement, KT and SLT shall endeavor in good faith to agree on such determination. If they are unable to agree within 10 days after the Notice Date, each of KT and SLT shall appoint an individual or firm who is engaged as a regular part of its business in valuing businesses similar in size and type to that of KT (each, an "Appraiser"). If either KT or SLT shall fail to appoint an Appraiser within such period, then the Appraiser appointed by the other party shall designate the Appraiser which such first party was entitled to appoint. Promptly after the delivery of the reports of each Appraiser pursuant to paragraph 2(c) below, the various Fair Market Values of the Tribune Assets set forth in such reports (the "Appraised Values") shall be compared. If the higher of the two Appraised Values is not greater than 110% of the lower Appraised Value, then the Fair Market Value of the Tribune Assets shall be equal to the average of the two Appraised Values; however if the higher Appraised Value is greater than 110% of the lower Appraised Value, then such two Appraisers shall jointly select a third Appraiser (who shall be a person or entity who is not then providing advisory services to KT, TCI or SLT), and in such case the Fair Market Value of the Tribune Assets shall be equal to the average of the two closest Appraised Values reported by the three Appraisers, provided, however,
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that if the highest and the lowest of such three Appraised Values differ from middle by an equal amount, then the Fair Market Value of the Tribune Assets shall be equal to such middle determination.

     (c) Each of KT and SLT shall use reasonable efforts to cause its designated Appraiser to deliver its report setting forth its determination of the Fair Market Value of the Tribune Assets within forty-five days of its selection. If, pursuant to paragraph 2(b), a third appraisal is required to determine the Fair Market Value of the Tribune Assets, each of KT and SLT shall use reasonable efforts to cause its designated Appraiser to promptly take all action necessary for the joint selection of the third Appraiser and to make available to such third Appraiser its work product relating to its determination of the Appraised Value, and shall take all reasonable actions which are necessary in order to cause such third Appraiser to deliver its report as early as possible and in any event within 20 days of its selection.

     (d) Each determination of the Fair Market Value of the Tribune Assets by the agreement of KT and SLT or in accordance with the appraisal provisions of this paragraph 2 shall be final, binding and conclusive.

     (e) The fees and expenses of each Appraiser shall be paid by the party selecting such Appraiser, and if a third Appraiser is required, the fees and expenses of such third Appraiser shall be borne equally by KT and SLT.

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     3.  Exercise Period of Option.  Unless sooner terminated pursuant to
         -------------------------
paragraph 7 hereof, the Option shall be exercisable at any time after the fifth anniversary of the date of this Agreement and shall remain exercisable thereafter for so long as the Management Agreement remains in effect and for a period of ten days thereafter. Notwithstanding the foregoing, if for any reason the Management Agreement is terminated prior to the fifth anniversary of the date of this Agreement, then the Option shall become exercisable on the fifth anniversary of the date of the Management Agreement and SLT shall have the right for a period of sixty (60) days from such date to exercise the Option at the Exercise Price.

     4.  Exercise of Options.  SLT may exercise the Option by giving written
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notice (the date of such notice being herein called the "Notice Date") to KT within the period set forth in paragraph 3 or 7 hereof, as applicable. Such notice shall specify a place and date (not later than 120 days following the Notice Date) for closing such purchase (the "Closing"). Notwithstanding the foregoing, the time period specified for the Closing shall be extended to a date within 5 days following the receipt by KT and SLT of all material governmental approvals which may be required, and the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 or other applicable laws or regulations, in connection with the exercise of the Option.

     5.  Closing.  At the Closing, (a) SLT shall pay the Exercise Price for the
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Option (determined in accordance with paragraph 2 hereof) by wire transfer in immediately available funds to an account designated by KT by written notice to SLT, and (b) KT shall sell, assign, convey and transfer to SLT all of KT's right, title and interest in and to the Tribune Assets, free and clear of all liens, claims and encumbrances. KT shall execute and deliver to SLT at the Closing such bills of sale, deeds and other documents and instruments of conveyance as counsel for SLT shall reasonably request in order to sell, assign, convey and transfer title to the Tribune Assets to SLT.

     6.  Agreement Not to Sell.  Prior to the fifth anniversary of the date of
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this Agreement, KT agrees not to sell or otherwise transfer the Tribune Assets to any other person or entity except (i) to an entity controlled by or under common control with KT, provided such entity agrees to be bound by this Agreement, and (ii) for sales or transfers in the ordinary course of the business of operating and publishing The Salt Lake Tribune. Notwithstanding the foregoing, nothing contained herein shall prohibit or restrict the ability of KT to pledge, grant a security interest in or otherwise encumber the Tribune Assets.

     7.  Right of First Refusal.  If at any time during the period from the
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fifth anniversary of the date of this Agreement to the tenth anniversary of the date of this Agreement (unless sooner terminated pursuant to the last sentence in this paragraph 7), KT receives a bona fide offer in writing to purchase the Tribune Assets (an "Offer"), KT shall not consummate the sale of the Tribune Assets pursuant to such Offer without first complying with the provisions of this paragraph 7. Promptly after its receipt of an Offer, KT shall give SLT written notice thereof (an "Offer Notice") which shall state the name of the proposed purchaser, the price to be paid for

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the Tribune Assets by the proposed purchaser and any other material terms and conditions of the Offer. SLT shall have the right for a period of sixty (60) days after its receipt of the Offer Notice to exercise the Option to purchase the Tribune Assets at the Exercise Price. If, in response to an Offer Notice, SLT elects to exercise the Option, it shall provide KT with written notice thereof in accordance with paragraph 4 and shall purchase the Tribune Assets at the Closing. In the event (i) SLT does not exercise the Option within the sixty
(60) day period following the delivery of an Offer Notice, or (ii) if the Option is so exercised but SLT does not tender to KT the Exercise Price at the Closing (other than by a reason of a breach by KT of its obligations under this Agreement), then in any such event the Option shall terminate and KT shall have the right to sell the Tribune Assets to the proposed purchaser on the terms set forth in the Offer; provided, however, that if such sale to the proposed
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purchaser is not consummated within ninety (90) days following the delivery of the Offer Notice, KT shall not sell the Tribune Assets without again complying with the provisions of this paragraph 7.

     8.  Notices.  Except as expressly provided herein, notices and other
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communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by facsimile, as follows:

          (i)  If to KT, to:

               c/o Tele-Communications, Inc.
               Terrace Tower II
               5619 DTC Parkway
               Englewood, Colorado 80111-3000
               Telephone:  (303) 267-4800
               Telecopy:   (303) 488-3245

               Attention: Stephen M. Brett

               With a copy (which copy shall not constitute notice) addressed to:

               Baker & Botts, L.L.P.
               599 Lexington Avenue
               New York, New York 10022-6030
               Telephone:  (212) 705-5000
               Telecopy:   (212) 705-5125

               Attention: Lee D. Charles, Esq.

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          (i)  If to SLT to:

               The Salt Lake Tribune Publishing Company, LLC
               143 South Main Street
               Salt Lake City, Utah 84111
               Telephone:  (801) 237-2031
               Telecopy:   (801) 237-2022

               Attention: Sharon E. Sonnenreich, Esq.

               With a copy (which copy shall not constitute notice) addressed to:

               Jones, Waldo, Holbrook & McDonough
               1500 First Interstate Plaza
               170 South Main Street
               Salt Lake City, Utah  84101
               Attention:  Bruce E. Babcock, Esq.

or to such other address or attention of such other person as either party shall advise the other in writing. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (confirmation of transmission received) or
(iii) one business day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

     9.   Amendments and Waivers.  This Agreement may be amended, modified, or
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canceled, and any terms, covenants, or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving noncompliance.

     10.  Entire Agreement.  This Agreement constitutes the entire agreement
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between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings oral or written.

     11.  Parties in Interest.  This Agreement shall be binding upon and inure
          -------------------
solely to the benefit of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     12.  Severability.  If any provision of this Agreement or the application
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thereof to any person or circumstance shall to any extent be held in any proceeding to be invalid or

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unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid or unenforceable, shall not be affected thereby, and each remaining provision shall be valid and enforced to the fullest extent permitted by law.

     13.  Equitable Remedies.  The parties agree that irreparable damage would
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occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.
It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States, in addition to any other remedy to which they are entitled at law or in equity.

     14.  Captions.  Captions contained in this Agreement are inserted only as a
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matter of convenience and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

     15.  Governing Law.  This Agreement shall be governed by, and construed in
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accordance with, the laws of  the State of Delaware without reference to rules governing conflicts of law.

     16.  Counterparts.  This Agreement may be executed in multiple
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counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 KEARNS-TRIBUNE CORPORATION


                                 By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                 THE SALT LAKE TRIBUNE
                                 PUBLISHING COMPANY, LLC


                                 By:                                , a member
                                     -------------------------------
                                     By:
                                         -------------------------------------
                                         Name:
                                         Title:

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